                     MERRILL LYNCH INVESTMENT PARTNERS INC.
                                     [LOGO]



                                ML JWH STRATEGIC
                              ALLOCATION FUND L.P.



                          MONTHLY STATEMENT JULY 1998

                              [MERRILL LYNCH LOGO]

                     ML JWH STRATEGIC ALLOCATION FUND L.P.


The Net Asset Value per Unit of ML JWH Strategic Allocation Fund L.P. (the "Fund") decreased 1.22% in July to $130.50 per Unit on July 31, 1998 from $132.11 on June 30, 1998.

John W. Henry & Company, Inc. ("JWH"), the Fund's trading advisor, has notified the Fund of the following personnel change:

Mr. Verne O. Sedlacek became the Chief Operating Officer of JWH, effective July 1, 1998. Mr. Sedlacek is responsible for the day to day management of the firm. Prior to joining JWH in July 1998, Mr. Sedlacek was the Executive Vice President and Chief Financial Officer of Harvard Management Company, Inc., a wholly-owned subsidiary of Harvard University, which at the time of his departure managed approximately $14 billion of University-related funds. He joined Harvard Management Company in March 1983 and was responsible for managing the areas of personnel, budgets, systems, performance analysis, contracts, credit, compliance, custody, operations, cash management, securities lending and market risk evaluation. Mr. Sedlacek currently serves on the Board of Directors of the FIA and the Chicago Mercantile Exchange, and is a member of the Global Markets Advisory Committee of the CTC. Mr. Sedlacek received his A.B. in Economics from Princeton University, M.B.A. in Accounting from New York University and received his C.P.A. from the State University of New York in 1978.

FOR THE EXCLUSIVE USE OF INVESTORS IN ML JWH STRATEGIC ALLOCATION FUND L.P. THIS MONTHLY REPORT IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. AN OFFER CAN ONLY BE MADE BY THE CURRENT PROSPECTUS, AS SUPPLEMENTED, TOGETHER WITH SUMMARY FINANCIAL INFORMATION FOR THE FUND CURRENT WITHIN 60 DAYS. THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT RISK FACTORS, PERFORMANCE AND OTHER ASPECTS OF THE FUND AND MUST BE READ CAREFULLY BEFORE INVESTING. FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THIS MONTHLY REPORT MUST NOT BE REPRODUCED OR DISTRIBUTED IN ANY MANNER.


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                     ML/JWH STRATEGIC ALLOCATION FUND L.P.
                                 JULY 31, 1998
                              STATEMENT OF CHANGES
                               IN NET ASSET VALUE

Net Asset Value (1,505,559 Units) at
 June 30, 1998                                                     $198,904,370
Net Income/(Loss) for July 1998                                      (2,431,015)
Redemptions of 31,398 Units                                          (4,097,439)
                                                                   ------------
Net Asset Value (1,474,161 Units) at
 July 31, 1998                                                     $192,375,916)
                                                                   ============
Net Asset Value per Unit at
 July 31, 1998                                                     $     130.50
                                                                   ============

--------------------------------------------------------------------------------


                                     STATEMENT OF INCOME/(LOSS)

Revenues:                                                             July
                                                                      ----
 Realized Profit/(Loss)                                            $ (9,380,350)
 Change in Unrealized Profit/(Loss)                                   7,309,056
                                                                   ------------
Total Trading Results                                                (2,071,294)
 Interest Income                                                        958,158
                                                                   ------------
Total Revenues                                                       (1,113,136)

Expenses:
 Brokerage Commissions                                                1,278,258
 Administrative Fees                                                     41,234
                                                                   ------------
Total Expenses                                                        1,319,492
                                                                   ------------
Income/(Loss) Before Special Profit
 Share Allocation and Minority Interest                              (2,432,628)
                                                                   ------------
Minority Interest                                                         1,620
Special Profit Share Allocation                                              (7)
                                                                   ------------
Net Income/(Loss)                                                  $ (2,431,015)
                                                                   ============



TO THE BEST OF THE KNOWLEDGE AND BELIEF OF THE UNDERSIGNED THE INFORMATION CONTAINED IN THIS REPORT IS ACCURATE AND COMPLETE.


                                         /s/ Jo Ann Di Dario
                                         ---------------------------------------
                                         Jo Ann Di Dario
                                         Chief Financial Officer
                                         MERRILL LYNCH INVESTMENT PARTNERS INC.



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Please notify the following of any address changes:

MERRILL LYNCH INVESTMENT PARTNERS INC.
Merrill Lynch World Headquarters
South Tower
World Financial Center
New York, New York 10080-6106

                                                                         JWHSDOM